Exhibit 10.1

Dated October 26, 2023

SHARE SALE AGREEMENT

relating to the sale and purchase of 100,000 shares in

ProSeeds Limited

(Registration No. 230977)

i

THIS AGREEMENT is made on

Between:

(1)	THE PERSONS NAMED IN SCHEDULE 1 (each, a Seller, and together, the Sellers);

(2)	STARBOX INTERNATIONAL LTD. (Registration No. 2120999), a company incorporated in British Virgin Islands with its registered address at Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands (the “Purchaser”); and

(3)	STARBOX GROUP HOLDINGS LTD. (Registration No. 381005), a company incorporated in Cayman Islands with its registered address at Suite 102, Cannon Place, North Sound Rd., George Town, Grand Cayman, Cayman Islands (the “Issuer”).

(the Sellers, the Purchaser and the Issuer are, collectively, the “Parties” and, individually, a “Party”).

Whereas:

(A)	ProSeeds Limited (Registration No. 230977) is a company incorporated in Seychelles, the particulars of which (as at the date of this Agreement) are set out in Schedule 1A (the “Company”).

(B)	As at the date of this Agreement, the Sellers are the legal and beneficial owners of 100,000 shares in the Company, representing 100% of the issued and paid-up share capital of the Company.

(C)	The Sellers have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Sellers, the Sale Shares (as defined below) upon the terms and subject to the conditions of this Agreement.

(D)	The Parties have agreed to assume the obligations imposed on them under this Agreement.

It is agreed as follows:

1.	Interpretation and Definitions

1.1	In this Agreement, unless the subject or context otherwise requires, the following words and expressions shall have the following meanings respectively ascribed to them:

“Agreement” means this share sale agreement;

“Authorisations” means any consent, registration, filing, notarisation, licence, approval, permit, authority or exemption from, by or with any Governmental Authority and all corporate, creditors’, shareholders’ and third-party approvals or consents;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in Seychelles;

“Claims” shall have the meaning ascribed to it in Clause 7.1;

“Closing” means the completion of the sale and purchase of the Sale Shares pursuant to Clause 5;

“Closing Date” means such date as may be agreed upon between the Parties upon which Closing is to take place;

“Closing Obligations” shall have the meaning ascribed to it in Clause 5.2;

“Company” means ProSeeds Limited (Registration No. 230977, a company incorporated in Seychelles, the particulars of which (as at the date of this Agreement) are set out in Schedule 1A;

“Confidential Information” shall have the meaning ascribed to it in Clause 12.1;

“Consideration Shares” shall have the meaning ascribed to it in Clause 3.1.2;

“Encumbrances” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under the Law, (b) any voting agreement, interest, option, right of first offer, refusal or transfer restriction in favour of any person and (c) any adverse claims as to title, possession or use;

“Governmental Authority” means any relevant governmental or quasi-governmental authority, statutory authority or quasi-statutory or regulatory authority, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or stock exchange or Tax Authority or anybody entitled to exercise executive power or power of any nature or body or other organisation to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or other organisation have the force of Law;

“Issuer” means STARBOX GROUP HOLDINGS LTD. (Registration No. 381005), a company incorporated in Cayman Islands with its registered address at Suite 102, Cannon Place, North Sound Rd., George Town, Grand Cayman, Cayman Islands.

“Law” or “Laws” shall mean and include all applicable statutes, enactments, acts of legislature or Parliament, laws, ordinances, rules, by-laws, regulations, notifications, guidelines, policies, directions, directives and orders of any Governmental Authority, tribunal, board and court of competent jurisdiction;

“Licences” shall have the meaning ascribed to it in Paragraph 8.2.1 of Schedule 4;

“Material Adverse Change” means any event, change, circumstance, effect (including change in applicable Laws) or other matter, whether known or unknown at the time of this Agreement and notwithstanding any other provision of this Agreement or the course of dealings between the Parties in connection with this Agreement, that has or is reasonably likely to have either individually or in aggregate, with or without notice, lapse of time or both, a short term or long term material adverse effect on:

(i)	the business, assets, liabilities, properties, condition (financial or otherwise), operating results, operations, reputation or prospects of the Company;

(ii)	the ability of the Sellers to perform their obligations under this Agreement or to consummate in a timely manner the transactions contemplated by this Agreement; or

(iii)	the validity, legality or enforceability of the rights or remedies of the Purchaser under this Agreement;

“MLM Software” shall have the meaning ascribed to it in Paragraph 5.10.1 of Schedule 4;

“Notice of Termination” means a notice, given by any Party to the other Parties, stating that the first Party wishes to terminate this Agreement and specifying the clause under which, and the facts (with sufficient details) which, entitle the first Party to issue the notice;

“Ordinary Course of Business” means, with respect to an action taken by any person, an action that (a) is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of the business of such person; (b) is not required to be authorised by the board of directors of such person (or by any person or group of persons exercising similar authority) and is not required to be specifically authorised by the parent company (if any) or the holders of the capital stock or other equity interests of such person; and (c) is similar in nature and magnitude to actions customarily taken, without any Authorisation by the board of directors (or by any person or group of persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other persons that are in the same line of business as such person;

“Parties” means collectively, the Sellers, the Purchaser and the Issuer, and “Party” means each of them;

“Pre-Closing Covenants” shall have the meaning ascribed to it in Clause 4.1.1;

“Purchase Consideration” shall have the meaning ascribed to it in Clause 3.1.1;

“Purchaser” means STARBOX INTERNATIONAL LTD. (Registration No. 2120999), a company incorporated in Cayman Islands with its registered address at Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands;

“Sale Shares” means the 100,000 Shares to be sold by the Sellers and to be purchased by the Purchaser, representing 100% of the issued and paid-up share capital of the Company on the Closing Date;

“Sellers” means the persons named in Schedule 1;

“Shares” means ordinary shares in the Company;

“Tax” or “Taxation” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies, whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all fines, penalties, charges, costs and interest relating thereto;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any Law in relation to Taxation;

“United States Dollar” or the sign “USD” means the lawful currency of the United States of America; and

“Warranties” means the representations and warranties on the part of the Sellers as set out in Clause 6 and Schedule 4, and “Warranty” means any of them.

1.2	In this Agreement:

1.2.1	unless the context requires otherwise, a reference to:

(i)	a gender shall include the other genders and references to the singular shall include the plural and vice versa;

(ii)	natural persons shall include bodies corporate and vice versa;

(iii)	this Agreement includes any Recitals and Schedules to it and references to Clauses, Recitals, and Schedules are to the clauses and recitals of, and schedules to, this Agreement. References to paragraphs are to paragraphs of the Schedules;

(iv)	a person (which for the purposes of this Agreement means any individual, corporation, partnership, association, limited liability company, trust, governmental or quasi-governmental authority or body or other entity or organisation (whether or not having a separate legal personality)) shall include its successors in title;

(v)	a “day”, “week”, “month” or “year” is a reference to a day, week, month or year respectively in the Gregorian calendar;

(vi)	this Agreement or any other document or any specified provision of this Agreement or any other document are to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant Party; and

(vii)	a statute or statutory provision is a reference to it as it is in force from time to time, taking account of any change, extension, consolidation or re-enactment and includes any subordinate legislation for the time being in force made under it;

1.2.2	“control” means including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”, as used with respect to any person (whether natural or legal), shall mean, with respect to a corporation, the authority, whether exercised or not, to control its business and affairs, which authority shall be presumed to exist upon possession of the right to exercise, directly or indirectly, more than fifty per cent. (50%) of the voting rights attributable to the shares of the controlled corporation or to control the composition of the board of directors and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person;

1.2.3	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.2.4	general words are not given a restrictive meaning:

(i)	if they are introduced by the word “other” by reason of the fact that they are preceded by words indicating a particular class of act, matter or things; or

(ii)	by reason of the fact that they are followed by particular examples intended to be;

1.2.5	the headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement;

1.2.6	no provision of this Agreement will be construed adversely to a Party solely on the ground that the Party was responsible for the preparation of this Agreement or that provision; and

1.2.7	if any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any period of time falls on a day, which is not a Business Day, then that period is to be deemed to only expire on the next Business Day.

2.	Sale and Purchase of Sale Shares

2.1	Agreement for Sale

Each of the Sellers agrees to sell such number of Sale Shares as set out opposite its name in Schedule 1, and the Purchaser agrees to purchase the Sale Shares on the terms and subject to the conditions of this Agreement.

2.2	Basis of Sale

The Sale Shares shall be sold by the Sellers to the Purchaser:

2.2.1	free from all Encumbrances and with full legal and beneficial title; and

2.2.2	with all rights and advantages attaching thereto (including all dividends and distributions (if any) declared, made or paid in respect thereof) with effect from the Closing Date.

2.3	No Rights of Pre-Emption

2.3.1	Without prejudice to Clause 2.2 above, the Sellers represent, confirm and warrant that there are no rights of pre-emption or any other similar rights over any of the Sale Shares in favour of any third party.

2.3.2	In the event that there are such rights of pre-emption or other similar rights subsisting in respect of the Sale Shares, the Sellers shall procure that such rights of pre-emption or other similar rights shall be waived by the relevant party or parties having the benefit of such rights unconditionally prior to the Closing Date.

3.	Purchase Consideration of Sale Shares

3.1	Purchase Consideration

3.1.1	The sale and purchase consideration for the Sale Shares is United States Dollar Twelve Million (USD12,000,000.00) only (the “Purchase Consideration”).

3.1.2	The Parties agree that the Purchase Consideration shall be satisfied by way of allotment and issuance to the Sellers of 12,000,000 new ordinary shares of the Issuer at the issue price of USD1.00 per ordinary share (“Consideration Shares”), the total value of which is equivalent to the Purchase Consideration. For the avoidance of doubt, the number of Consideration Shares to be allotted and issued to each of the Sellers are as specified against each of the Sellers’ names in Schedule 1.

3.2	Issuance of Consideration Shares

3.2.1	Subject to fulfilment by the Sellers of all the Closing Obligations, the Consideration Shares shall be issued by the Issuer to the Sellers on the Closing Date.

3.2.2	The Consideration Shares shall be issued free from all Encumbrances and with full legal and beneficial title.

3.2.3	The Parties agree and acknowledge that issuance of the Consideration Shares by the Issuer to the Sellers on the Closing Date shall constitute a full and final discharge of the Purchaser’s payment obligation in respect of the Purchase Consideration under this Agreement.

4.	Pre-Closing Covenants

4.1	Undertakings of the Sellers

4.1.1	Except so far as may be necessary to give effect to this Agreement, the Sellers undertake to procure and ensure that, between the date of this Agreement and Closing, except with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), the Sellers shall comply with the pre-closing covenants as set out in Schedule 2 (“Pre-Closing Covenants”).

4.1.2	The Sellers undertake to procure that the Company shall not, in respect of any of the undertakings set out in this Clause 4.1, in so far as they are applicable, do or knowingly permit to be done, whether in a single transaction or a series of transactions, related or not, any acts, payments, advances, disposals, disbursements, loans or otherwise which would defeat the purpose and intention of the above undertakings.

4.2	Breach of Pre-Closing Covenants

Without prejudice to Clause 4.3, if prior to Closing the Sellers are in breach of any of its undertakings in Clause 4.1, the Purchaser shall be entitled (in addition to and without prejudice to all other rights and remedies available including the right to claim damages or compensation from the Sellers by reason of any such breach or non-fulfilment):

4.2.1	to give a Notice of Termination to the Sellers to terminate this Agreement without any liability whatsoever on its part. Upon giving of a Notice of Termination by the Purchaser to the Sellers pursuant to this Clause 4.2, this Agreement shall terminate and the provisions of Clause 9.6.2 shall apply; or

4.2.2	to proceed to effect Closing so far as practicable having regard to the defaults which have occurred.

4.3	Breach or Material Adverse Change

4.3.1	Notwithstanding Clause 4.2 above and in addition to any other rights of the Purchaser to terminate this Agreement, the Purchaser may, at Closing or any time prior to Closing, give a Notice of Termination to the Sellers to terminate this Agreement without any liability whatsoever on its part if any fact, matter or event (whether existing or occurring on or before the date of this Agreement or arising or occurring afterwards) comes to the notice or knowledge of the purchaser at Closing or at any time prior to Closing which:

(i)	constitutes or would constitute a breach by the Sellers of this Agreement (including a breach of the covenants or other obligations of the Sellers contained in this Agreement or a breach of any of the Warranties); or

(ii)	constitutes or would constitute a Material Adverse Change,

and that particular breach or Material Adverse Change (if capable of being rectified), is not rectified within seven (7) days of notification in writing by the Purchaser to the Sellers. For the avoidance of doubt, if there is less than seven (7) days between the date of the Purchaser’s notification of the breach or Material Adverse Change and the Closing Date, the Parties shall defer Closing to such other date that will allow the Sellers seven (7) days to rectify such breach or Material Adverse Change.

4.3.2	Upon giving of a Notice of Termination by the Purchaser to the Sellers pursuant to this Clause 4.3, this Agreement shall terminate and the provisions of Clause 9.6.2 shall apply. The rights conferred upon the Purchaser this Clause 4.3 is in addition to and without prejudice to any other rights or remedies of the Purchaser (including any rights to claim damages or compensation from the Sellers by reason of any such breach or Material Adverse Change) and failure to exercise any such rights shall not constitute a waiver of any such rights.

5.	Closing

5.1	Date and Place

Closing shall take place on the Closing Date at such time and place as may be agreed in writing between the Sellers and the Purchaser.

5.2	Closing Obligations

On the Closing Date:

5.2.1	the Sellers shall comply with all of their obligations as specified in Schedule 3 (“Closing Obligations”); and

5.2.2	subject to the Sellers’ compliance with the Closing Obligations to the satisfaction of the Purchaser, the Purchaser shall issue the Consideration Shares to the Sellers and shall enter the name of the Sellers in the register of members of the Purchaser as the registered holder of the Consideration Shares.

5.2.3	the Purchaser may, at its sole discretion, waive all or any of the Closing Obligations unless it is mandatorily required by laws.

5.3	Breach of Closing Obligations

If the Sellers shall fail to comply with any of the Closing Obligations, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available including the right to claim damages or compensation from the Sellers by reason of any such breach or non-fulfilment):

5.3.1	to give a Notice of Termination to the Sellers to terminate this Agreement without liability on its part. Upon giving of a Notice of Termination by the Purchaser to the Sellers pursuant to this Clause 5.3.1, this Agreement shall terminate and the provisions of Clause 9.6.2 shall apply;

5.3.2	to proceed to effect Closing so far as practicable having regard to the defaults which have occurred; or

5.3.3	to fix a new date for Closing (not being more than twenty (20) Business Days from the agreed date for Closing) in which case the provisions of this Clause 5 shall apply to Closing as so deferred but provided that such deferral may only occur once.

5.4	Post-Closing Obligations of the Sellers

Following the Closing Date, each of the Sellers agrees and undertake that he or she shall do or cause to be done all acts and things and execute or cause to be executed all documentation, and obtain or cause to be obtained all approvals and consents required (if any), which are necessary to effect the registration of the transfer of the Sale Shares in the name of the Purchaser.

6.	Warranties

6.1	The Parties’ Warranties

The Sellers each represent and warrant to and for the benefit of the Purchaser and the Issuer, and the Purchaser and the Issuer each represent and warrant to and for the benefit of the Sellers, that the following warranties are true and correct in all respects as at the date of this Agreement and shall be true and correct throughout the subsistence of this Agreement with the same force and effect as if they had been made as at that later date in the circumstances then existing:

6.1.1	it has the full power, authority and capacity to execute, deliver and lawfully perform the terms of this Agreement;

6.1.2	all necessary actions, conditions and things have been or will be taken, fulfilled and done (including the obtaining of any necessary consents) in order to enable it to lawfully exercise its rights and perform and comply with its obligations under this Agreement;

6.1.3	this Agreement will when executed constitute legally valid and binding obligations on it, enforceable in accordance with their respective terms;

6.1.4	the execution, delivery and performance of this Agreement will not exceed the power granted to it or violate the provisions of any Law or regulation or any order or decree of any Governmental Authority, agency or court to which it is subject to;

6.1.5	there are no pending or threatened actions or proceedings before any court or administrative tribunal which may materially and adversely affect its ability to discharge its obligations under this Agreement; and

6.1.6	in negotiating and executing this Agreement, it has at all times sought and followed the advice of competent legal counsel and, based on that advice, has entered into this Agreement based on its own free will.

6.2	The Sellers’ Warranties

6.2.1	The Sellers represent and warrant to each of the Purchaser and the Issuer that the statements set out in Schedule 4 are true and accurate and not misleading as of the date of this Agreement and shall be deemed to be repeated as at the Closing Date only as if they were made and given afresh as of the Closing Date.

6.2.2	The Sellers acknowledge and agree that each of the Purchaser and the Issuer is entering into this Agreement in reliance upon each of the Warranties set out in Schedule 4, and therefore, the Parties shall treat the Warranties as conditions of this Agreement. The aforesaid Warranties are not affected or limited in any way by information gathered by the Purchaser, its advisers, consultants, agents and/or representatives.

6.2.3	The Sellers acknowledge that each of the Purchaser and the Issuer relies on the warranties, representations and undertakings by the Sellers that the sale of the Sale Shares and the Company is free from all Encumbrances, liabilities, claims and liens of whatever nature, which may materially affect the value of the Company and the Sale Shares.

6.2.4	The Warranties and all other provisions in this Clause 6 shall survive the Closing Date and shall remain in full force and effect notwithstanding the Closing Date and shall not be extinguished in any respect upon the Closing Date.

6.2.5	Each of the Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other provision or anything in this Agreement.

6.2.6	In the event that any of the Warranties has not been complied with or carried out or is otherwise untrue or misleading in any respect, Claims may be made by either of the Purchaser or the Issuer where the Purchaser or the Issuer knew or ought to be discovered or in fact discovered (whether by any investigation made by or on behalf of the Purchaser or the Issuer into the affairs of the Company or otherwise) prior to or after signing this Agreement.

6.3	Breach of Warranties

6.3.1	If prior to or as at the Closing Date it shall be found that any of the Warranties on the part of the Sellers have not been carried out or complied with or is otherwise untrue or misleading in any respect, each of the Purchaser and the Issuer shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages), at its sole and absolute discretion, by giving a Notice of Termination to the Sellers to terminate this Agreement or to elect to proceed with Closing having regard to the breach. Notwithstanding the foregoing, failure of the Purchaser or the Issuer to exercise any right under this Clause 6.3 shall not constitute a waiver of any other rights of the Purchaser or the Issuer arising out of any breach of a Warranty.

6.3.2	Upon giving of a Notice of Termination by the Purchaser to the Sellers pursuant to Clause 6.3.1 this Agreement shall terminate and the provisions of Clause 9.6.2 shall apply.

6.4	Sellers’ Disclosures

The Warranties of the Sellers are subject to the matters which are fully and fairly disclosed pursuant to this Agreement provided that such matters are disclosed in sufficient detail to enable the Purchaser to assess their impact on the Company.

6.5	Notification

If after signing of this Agreement:

6.5.1	the Sellers shall become aware that any of the Warranties was untrue, inaccurate or misleading as of the signing of this Agreement; or

6.5.2	any event shall occur or matter shall arise of which any of the Sellers become aware of which results or may result in any of the Warranties being untrue, inaccurate or misleading at Closing, had the Warranties been repeated as at Closing, the Sellers shall immediately notify the Purchaser and the Issuer in writing as soon as practicable and, in any event prior to Closing, setting out full details of the matter and the Sellers shall make any investigation concerning the event or matter and take such action, at its own costs and expenses, as the Purchaser or the Issuer may require.

7.	Indemnification

7.1	Sellers’ Indemnity

The Sellers undertake to irrevocably and unconditionally fully indemnify and keep indemnified and hold harmless the Purchaser and the Issuer from and against any and all losses, liabilities, obligations, damages, judgments, deficiencies, claims, demands, suits, proceedings, arbitration, assessments, costs and expenses (including expenses of investigation and enforcement of this indemnity and reasonable solicitors’ fees and expenses) (collectively, “Claims”), sustained, incurred, suffered or paid by the Purchaser and/or the Issuer directly or indirectly, as a result of or arising out of:

7.1.1	any breach of any Pre-Closing Covenants set out in Schedule 2;

7.1.2	any breach of any Warranty; or

7.1.3	any Claims involving fraud or misconduct involving dishonesty on the part of the Sellers and/or misrepresentation which results in a breach of the Warranties or otherwise,

provided that the indemnity contained in this Clause 7.1 shall be without prejudice to any other rights or remedies of the Purchaser and/or the Issuer and all such other rights or remedies are hereby expressly reserved to the Purchaser and/or the Issuer. For the avoidance of doubt, the Claims shall include an amount that would be necessary to put the Purchaser in the same position as if no breach had occurred.

7.2	Separate and Independent Obligation

Each of the indemnities in this Agreement constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Purchaser and/or the Issuer and shall continue in full force and effect despite any judgment, order, Claims or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

8.	Claims

8.1	Notification of Potential Claims

If the Purchaser and/or the Issuer becomes aware of any fact, matter or circumstance that may give rise to a Claim against the Sellers under this Agreement, the Purchaser and/or the Issuer shall, as soon as reasonably practicable, give a notice in writing to the Sellers setting out such information as is reasonably necessary to enable the Sellers to assess the merits of the Claim, to act to preserve evidence and to make such provision as the Sellers may consider necessary. Failure to give such notice shall not affect the rights of the Purchaser and/or the Issuer in any way whatsoever.

8.2	Notification of Claims under this Agreement

Notices of Claims against the Sellers under this Agreement shall be given by the Purchaser and/or the Issuer to the Sellers specifying in reasonable detail the legal and factual basis of the Claim and the evidence on which the Purchaser and/or the Issuer relies and, if practicable, an estimate of the amount of losses which are, or are to be, the subject of the Claim (including any losses which are contingent on the occurrence of any future event).

9.	Termination

9.1	Agreement to Continue in Full Force and Effect

This Agreement shall continue and remain in full force and effect unless terminated pursuant to the provisions of this Agreement.

9.2	Termination by Mutual Agreement

Without prejudice to any of the Parties’ rights to terminate under the relevant provisions of this Agreement, this Agreement may only be terminated by mutual agreement of the Parties.

9.3	Sellers’ Right to Terminate

Prior to Closing, the Sellers may, at any time while a default subsists, give a Notice of Termination to the Purchaser and the Issuer in the event the Purchaser and the Issuer fails, neglect or refuse to pay the Purchase Consideration to the Sellers by way of issuance of the Consideration Shares in accordance with the provisions of Clause 3.2 or is otherwise in material breach of its obligations under this Agreement and which, if capable of rectification, has not been rectified by the Purchaser and/or the Issuer within seven (7) days, or such longer period as may be unanimously agreed among the Parties, of being so requested to do by the Sellers, the Sellers may issue a Notice of Termination to the Purchaser and the Issuer.

9.4	Purchaser and Issuer’s Right to Terminate

Prior to Closing, the Purchaser and/or the Issuer may, at any time while a default subsists and if capable of rectification, has not been rectified by the Sellers within seven (7) days of being so requested to do by the Purchaser and/or the Issuer, give a Notice of Termination to the Sellers in the event that:

9.4.1	the Sellers fail, neglect or refuse to complete the sale and purchase of the Sale Shares in accordance with the provisions of this Agreement; or

9.4.2	the Sellers fail, neglect or refuse to perform or comply with any of its obligations, undertakings and covenants on its part herein to be performed.

9.5	Termination in Event of Insolvency

Prior to Closing, any Party may, at any time, give a Notice of Termination to the other Parties if:

9.5.1	another Party or the Company is or becomes, or is adjudicated or found to be, bankrupt or insolvent or suspends payment of its debts or is (or is deemed to be) unable to or admits inability to pay its debts as they fall due or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or proceedings are commenced in relation to that Party under any Law or procedure relating to the reconstruction or adjustment of debts; or

9.5.2	an administrator or receiver or receiver and manager is appointed over, or distress, attachment or execution is levied or enforced upon, any part of the assets or undertaking of another Party.

9.6	Consequences of Termination

9.6.1	In the event of a Notice of Termination being duly given by the Sellers under the provisions of Clause 9.3, then within three (3) Business Days from the date of the Sellers’ Notice of Termination, all documents, records and other information delivered by any Party to the other Parties pursuant to or in connection with this Agreement shall be returned to the relevant Parties.

9.6.2	In the event of a Notice of Termination being duly given by the Purchaser and/or the Issuer under the provisions of Clause 4.2.1, 4.3.1, 5.3.1, 6.3.1 or 9.4 (as the case may be), then within three (3) Business Days from the date of the Purchaser and/or the Issuer’s Notice of Termination:

(i)	all documents, records and other information delivered by any Party to the other Parties pursuant to or in connection with this Agreement shall be returned to the relevant Party; and

(ii)	the Sellers shall pay a sum equivalent to ten per cent. (10%) of the Purchase Consideration to the Purchaser as agreed liquidated damages.

9.6.3	In the event of a Notice of Termination being duly given under the provisions of Clause 9.2 or 9.5 (as the case may be), then within three (3) Business Days from the date of the Notice of Termination, all documents, records and other information delivered by any Party to the other Parties pursuant to or in connection with this Agreement shall be returned to the relevant Party.

9.7	Post-Termination

Following the termination of this Agreement pursuant to this Clause 9, none of the Parties shall have any further obligations under this Agreement to the other Parties, except in respect of:

9.7.1	the Parties’ respective obligations under Clause 9.6;

9.7.2	any obligations under this Agreement which are expressed to apply after the termination of this Agreement; and

9.7.3	any rights or obligations which have accrued in respect of any antecedent breach of any of the provisions of this Agreement to any other Party prior to such termination.

9.8	Specific Performance

Notwithstanding the foregoing provisions of this Clause 9, the Purchaser and/or the Issuer shall be at liberty to take such action in Law as may be necessary to compel the Sellers by way of specific performance to complete the transactions contemplated in this Agreement (in which respect the alternative remedy of monetary compensation shall not be regarded as compensation or sufficient compensation for any default of the Sellers in the performance of the terms and conditions herein) or to claim damages for the breach of the Sellers.

10.	Costs and Expenses

10.1	Each Party shall bear its legal costs and other ancillary costs related to the negotiations, preparation, finalisation, execution of this Agreement and any other agreement or document entered into or signed under this Agreement and Closing thereof.

10.2	The Purchaser shall bear the costs of stamp duty for this Agreement and in relation to the transfer of the Sale Shares from the Sellers to the Purchaser.

11.	Notices

11.1	All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and in English and delivered personally or sent by prepaid registered post with recorded delivery, or by courier or email addressed to the intended recipient thereof at its address or at its email address set out hereunder (or to such other address or email address as a Party to this Agreement may from time to time duly notify the other Parties). Any such notice, demand or communication shall be deemed to have been duly served (if delivered personally or given or made by email) immediately or (if given or made by registered post or courier) forty-eight (48) hours after posting, and in proving the same it shall be sufficient to show that personal delivery was made or that the envelope containing such notice was properly addressed as a prepaid registered letter or that the email was properly addressed and sent.

11.2	The addresses and email addresses of the Parties for the purposes of Clause 11.1 are as follows:

11.2.1	in the case of service on the Sellers, to:

Address	:	14 Flr, Jalan Dayang 42/8, Bandar Mahkota Cheras, 43200 Cheras, Selangor

Email Address	:	normanlohck@gmail.com

Attention	:	Mr. Loh Chee Keong

Address	:	TBP 5937 J, Kubang Semang, 13500 Permatang Pauh, Pulau Pinang
Email Address	:	yaoyiling0705@gmail.com

Attention	:	Ms. Yao Yi Ling

Address	:	27, Jalan DU4/7, Taman Damai Utama, Kinrara Residence, 47180 Petaling Jaya, Selangor

Email Address	:	dannylim757101@gmail.com

Attention	:	Mr. Lim Hui Sing

11.2.2	in the case of service on the Purchaser, to:

Address	:	P.O. Box 712, Grand Cayman, KY1-9006, Cayman Islands

Email Address	:	cw.lee@starboxrebates.com

Attention	:	Mr. Lee Choon Wooi

11.2.3	in the case of service on the Issuer, to:

Address	:	P.O. Box 712, Grand Cayman, KY1-9006, Cayman Islands

Email Address	:	cw.lee@starboxrebates.com

Attention	:	Mr. Lee Choon Wooi

11.3	In this Clause 11, if deemed receipt occurs before 9am on a Business Day the notice shall be deemed to have been received at 9am on that day, and if deemed receipt occurs after 5pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9am on the next Business Day.

12.	Confidentiality

12.1	The Parties hereto must treat as strictly confidential all information, trade secrets or confidential knowledge received or obtained as a result of entering into or performing this Agreement which relates to the provisions or subject matter of this Agreement to the other Parties or the negotiations relating to this Agreement, including the contents, terms and conditions of this Agreement, list of employees and their terms and benefits thereof to be furnished by any Party to the other Parties, any disclosures pursuant to this Agreement as well as anything delivered to a Party pursuant to this Agreement or that relates to or any transactions contemplated in this Agreement (“Confidential Information”).

12.2	All Parties must use their reasonable endeavours to cause all of their directors, officers, employees and/or agents who have or are likely to have access to any Confidential Information to observe all the obligations of confidentiality under this Clause 11.3.

12.3	The Parties shall not at any time:

12.3.1	disclose the Confidential Information to any person;

12.3.2	use the Confidential Information for their own purposes or for any purposes; or

12.3.3	through failure to exercise all due care and diligence, cause or permit any unauthorised disclosure of any Confidential Information.

12.4	A Party may disclose Confidential Information which would otherwise be confidential if and to the extent:

12.4.1	it is required to do so by Law or any Governmental Authority to which it is subject wherever situated;

12.4.2	it considers it necessary to disclose the Confidential Information to its professional advisers, auditors and bankers on terms that such professional advisers, auditors and bankers undertake to comply with the provisions of this Clause 11.3 in respect of such information as if they were a party to this Agreement;

12.4.3	the Confidential Information was lawfully available to that Party on a non-confidential basis from a source other than the other Parties prior to any disclosure thereof by any of the other Parties, as evidenced by competent proof thereof;

12.4.4	the Confidential Information has come into the public domain through no fault of that Party;

12.4.5	the other Parties have given prior written approval to the disclosure or use;

12.4.6	the disclosure or use is required to vest the full benefit of this Agreement (or any agreement entered into pursuant to this Agreement) in any other Party;

12.4.7	the information is required to be disclosed under written agreements with existing or future financiers, lenders, suppliers or other contractual counterparties of the Company; or

12.4.8	the information is independently developed after Closing.

For purposes of this Agreement, Confidential Information shall not be deemed to be in the public domain merely because individual elements thereof are separately found in the public domain.

12.5	Prior to any disclosure of Confidential Information pursuant to Clause 12.4.1, the disclosing Party shall give the other Parties no less than seven (7) Business Days prior written notice (unless less time is permitted or required by the Law or Governmental Authority) and, in making such disclosure, the disclosing Party shall disclose only that portion of Confidential Information agreed by the other Parties and required to be disclosed, and shall take all reasonable steps to preserve the confidentiality thereof.

12.6	The provisions of this Clause 11.3 shall continue to apply after the expiration or sooner termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge which may properly come into public domain through no fault of the Party so restricted.

12.7	None of the Parties shall make or permit or authorise the making of any press release or other public statement or disclosure concerning this Agreement or its contents without the prior written consent of the other Parties, other than any announcement or circular as required by Law or the rules of any recognised stock exchange or an order of court of competent jurisdiction or a Governmental Authority to which it is subject wherever situated provided that the other Parties shall be notified prior to any such announcement or circular.

13.	Other Provisions

13.1	Further Assurance

Each Party has entered into this Agreement in good faith and shall give all such assistance and information to the other Parties and execute and do and procure all other necessary person or companies, if any, to execute and do all such further acts, deeds, assurance and things as may be reasonably required by the other Parties from time to time in order to carry out, evidence and perform their obligations and the intended purpose of this Agreement.

13.2	Successors and Assigns

13.2.1	This Agreement shall be binding on the Parties to this Agreement and their respective successors and permitted assigns.

13.2.2	None of the Parties shall be entitled to transfer or otherwise assign its rights and obligations under this Agreement to a third party without the prior written consent of the other Parties and any assignment, transfer or delegation which is made without such prior written approval shall constitute a breach of this Agreement.

13.3	Whole Agreement

This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement to the exclusion of any terms implied by the Law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

13.4	Variation, Waiver, etc.

Save as otherwise expressly provided, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by the Parties to this Agreement.

13.5	Severability

If any term or provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

13.6	No Partnership or Agency

The provisions of this Agreement shall not be construed or taken to constitute:

13.6.1	a partnership between the Parties;

13.6.2	any Party to be the agent of any of the other Parties; or

13.6.3	an authority to any Party to represent or bind or pledge the credit of any of the other Parties in any way.

13.7	Force Majeure

Notwithstanding anything herein contained, none of the Parties will be liable to any of the other Parties for any breach or failure to perform any of their respective obligations under this Agreement where such breach or failure is caused directly or indirectly by war, civil commotion, hostilities, strikes, lockouts, acts of God, pandemic, epidemic, governmental regulations or directions or the action or omission or purported action or omission of any Governmental Authority, or any other cause or causes beyond that Party’s reasonable control, whether similar to any of the foregoing or not, but if any Party is or is likely to be, affected by any such cause it shall as soon as is reasonably practicable notify the other Parties of the occurrence of the relevant event and will use all reasonable endeavours to overcome or mitigate the effects thereof.

13.8	Time of the Essence

Time wherever mentioned shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may be agreed in writing between the Parties to be substituted for them.

13.9	Knowledge and Acquiescence

Knowledge or acquiescence by any Party of, or in, any breach of any of the provisions of this Agreement shall not operate as, or be deemed to be, a waiver of such provisions and, notwithstanding such knowledge or acquiescence, such Party shall remain entitled to exercise its rights and/or remedies under this Agreement, and at Law, and to require strict performance of all of the provisions of this Agreement.

13.10	Rights and Remedies

The rights and remedies provided in this Agreement are cumulative, and are not exclusive of any rights or remedies of the Parties provided at Law, in equity, by statute or otherwise and no failure or delay in the exercise or the partial exercise of any such right or remedy or the exercise of any other right or remedy shall affect or impair any such right or remedy.

13.11	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together and when delivered to the Parties to this Agreement shall constitute one and the same instrument. The Parties to this Agreement may enter into this Agreement by executing any such counterpart.

13.12	E-Signatures

This Agreement, may be accepted, executed or agreed to, through the use of an electronic signature, whether digital or encrypted, in accordance with the applicable Laws. Any document accepted, executed or agreed to in conformity with such law will be binding on each Party and shall have the same legal effect, validity or enforceability as if it were physically executed.

13.13	Reasonableness

Each Party acknowledges and confirms that it has sought independent legal advice from professional legal advisors with regards to all the matters provided for in this Agreement and agrees that the provisions of this Agreement (including all documents entered into pursuant to this Agreement) are fair and reasonable.

13.14	Governing Law and Jurisdiction

13.14.1	This Agreement shall be governed by, and construed in accordance with, the Laws of Malaysia.

13.14.2	The Parties irrevocably agree that the courts of Seychelles are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any legal action or proceedings arising out of or in connection with this Agreement shall be brought in those courts and the Parties irrevocably submit to the jurisdiction of those courts.

Schedule 1
Particulars of the Sellers

No.	Sellers	Passport No.	Residential Address	Number of Sale Shares held	Number of Consideration Shares to be received
1.	Loh Chee Keong	A56927292	14 Flr, Jalan Dayang 42/8, Bandar Mahkota Cheras, 43200 Cheras, Selangor	34,000 ordinary shares	4,080,000 ordinary shares
2.	Yao Yi Ling	A57521092	TBP 5937 J, Kubang Semang, 13500 Permatang Pauh, Pulau Pinang	33,000 ordinary shares	3,960,000 ordinary shares
3.	Lim Hui Sing	A56873646	27, Jalan DU4/7, Taman Damai Utama, Kinrara Residence, 47180 Petaling Jaya, Selangor	33,000 ordinary shares	3,960,000 ordinary shares
Total				100,000 ordinary shares	12,000,000 ordinary shares

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Schedule 1A
Particulars of the Company

1.	Name	:	ProSeeds Limited

2.	Date and place of incorporation	:	8 October 2021 and Republic of Seychelles

3.	Previous name and date of change (if applicable)	:	Not applicable

4.	Registration number	:	230977

5.	Registered address	:	Oliaji Trade Center – 1st Floor, Victoria, Mahé, Seychelles

6.	Issued and paid-up share capital and number of issued and paid-up shares	:	USD100,000 comprises 100,000 ordinary shares

7.	Directors	:	Loh Chee Keong Yao Yi Ling Lim Hui Sing

8.	Company Secretary (if applicable)	:	A.C.T. – Offshore Limited

9.	Auditor (if applicable)	:	Not applicable

10.	Financial Year	:	Not applicable

11.	Nature of Business	:	Computer software and information technology related services.

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Schedule 2

Pre-Closing Covenants

1.	Undertakings of Sellers

1.1	The Sellers undertake to procure and ensure that, between the date of this Agreement and Closing, the Sellers:

1.1.1	shall not dispose of any of the Sale Shares to any other third party;

1.1.2	shall not create any Encumbrance over any of the Sale Shares;

1.1.3	shall consult with the Purchaser in relation to all material matters concerning the running of the Company; and

1.1.4	shall consult with and cause the Company to consult with such representatives and advisers of the Purchaser with respect to any action which may materially affect the business of the Company.

1.2	The Sellers further undertake to procure and ensure that the Company shall:

1.2.1	comply with all terms, conditions and requirements of the Licences, Law and/or any other obligations relating to the Company;

1.2.2	have a level of working capital (including cash) which is sufficient to continue to conduct the business as it is currently conducted, and any contractual obligations placed with it or undertaken by it without requiring any additional financing;

1.2.3	carry on the Company’s business as a going concern in the Ordinary Course of Business, save in so far as agreed in writing by the Purchaser;

1.2.4	keep proper books of record and accounts, in which full and correct entries shall be made of all its financial transactions and its assets and business;

1.2.5	notify the Purchaser immediately of any Tax audit or notification by the Tax Authority on any actual or potential Tax audit;

1.2.6	furnish to the Purchaser copies of all directors’ and shareholders’ resolutions passed by it as soon as practicable and in no event later than five (5) Business Days from the passing of any such resolution;

1.2.7	perform or comply with all the terms, covenants and conditions of any contract or agreement entered into by the Company; and

1.2.8	without prejudice to the generality of the foregoing, not without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed):

(i)	change the nature, scope and/or organisation of the Company’s business;

(ii)	incur any capital expenditure or commitment;

(iii)	acquire or dispose of, or agree to acquire or dispose of, any interest in any land or real property wheresoever situated and of whatsoever description, or the acquisition, incorporation or establishment of any corporation;

(iv)	acquire or dispose of, or invest in, any undertaking, assets or shares;

(v)	acquire or agree to acquire any shares or other interests in any company, limited liability partnership, partnership, business trust or other venture;

(vi)	enter into, or vary, or waive any breach of, or discharge any liability under or terminate or cancel or invalidate, any contract or arrangement;

(vii)	incur any additional borrowings or incur any other indebtedness or vary the terms of the borrowings obtained by the Company;

(viii)	create, allot or issue any share capital or loan capital or grant any option over the unissued shares, loan capital or securities of the Company;

(ix)	repay, repurchase or redeem any issued share capital, loan capital or securities of the Company;

(x)	declare, make or pay any dividend or other distribution to shareholders of the Company;

(xi)	create any Encumbrance over the Company or any of its property or assets;

(xii)	amend, to any material extent, any of the terms on which goods, facilities or services are supplied;

(xiii)	save as required by the Laws:

(a)	make any amendment to the terms and conditions of employment (including remuneration and other benefits) of any employee (other than minor increases in the Ordinary Course of Business which the Sellers shall notify to the Purchaser in writing as soon as reasonably possible);

(b)	provide or agree to provide any gratuitous payment or benefit to any such person or any of the Sellers’ dependants;

(c)	dismiss any Company’s employee; or

(d)	engage or appoint any additional Company’s employee;

(xiv)	enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of Company’s assets or undertaking in any such case;

(xv)	provide any credit, or make any loan or advance to, or for, any person, company or body, other than by way of deposit of monies with a bank or other financial institution the normal business of which includes the acceptance of deposits;

(xvi)	adopt or change the accounting policies, other than as required by the Law;

(xvii)	amend its constitutional documents unless required for the implementation of the transactions contemplated under this Agreement;

(xviii)	dissolve, liquidate or wind-up;

(xix)	enter into, or vary, or waive any breach of, or discharge any liability under, or terminate, any contract or arrangement with any of its directors or shareholders or with any persons connected to the directors or shareholders;

(xx)	enter into any partnership or joint venture or co-operation agreement with any other party;

(xxi)	commence, defend or settle any litigation, arbitration or administrative proceedings;

(xxii)	issue any power of attorney; and

(xxiii)	do, procure or allow anything which may cause, constitute or result in the breach of any of the Warranties or any provision contained in this Agreement.

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Schedule 3
Closing Obligations

1.	Sellers’ Obligations

1.1	On Closing, the Sellers shall deliver, procure the delivery of, or make available to the Purchaser, the following documents:

1.1.1	duly executed, registrable, undated and unstamped share transfer forms of all of the Sale Shares in favour of the Purchaser;

1.1.2	if applicable, the relevant original share certificates with respect to the Sale Shares;

1.1.3	a certified true copy or extract of the resolution passed by the board of directors of the Company:

(i)	approving the transfer of the Sale Shares from the Sellers to the Purchaser, subject only to the stamping of the instruments of transfer;

(ii)	approving the entry of the name of the Purchaser into the register of members of the Company as the registered holder of the Sale Shares, subject only to stamp duty on the transfer of the Sale Shares being duly paid, and the making of such other entries into other corporate records of the Company as may be necessary; and

(iii)	if applicable, authorising the issuance of new share certificates in respect of the Sale Shares in favour of the Purchaser and the cancellation of the existing share certificates in respect of the Sale Shares registered under the name of the Sellers;

1.1.4	any waiver, consent or other documents as may be required to give to the Purchaser good title to the Sale Shares and to enable the Purchaser to become the registered holder of the Sale Shares;

1.1.5	(if the Purchaser so requires) the letter of resignation of each of the existing directors of the Company as a director of the Company, resigning from his office as a director of the Company and acknowledging and agreeing that he has no claims whatsoever against the Company (whether for compensation for loss of office or otherwise), with effect from the Closing Date;

1.1.6	(if the Purchaser so requires) the letter of resignation of the company secretary of the Company to take effect on the Closing Date with acknowledgement signed by him in a form satisfactory to the Purchaser to the effect that he has no claims against the Company;

1.1.7	the certificates of incorporation, corporate seals (if any), cheque books, statutory and other books of the Company (duly written up-to-date) which are kept at the business/registered office of the Company;

1.1.8	all the financial and accounting books and records of the Company or upon Company’s confirmation that such records are in its possession, a list setting out the address at which all such records of the Company are kept and the name of the persons in charge of such documents and their contact details, as the Purchaser shall elect;

1.1.9	the duly signed resolution of the board of directors of the Company dated as at the Closing Date resolving:

(i)	(if the Purchaser so requires) to accept the resignations referred to in Paragraphs 1.1.5 and 1.1.6 of this Schedule 3;

(ii)	to accept the appointment of the nominee(s) of the Purchaser as director(s) and secretary of the Company and, if necessary, increasing the maximum number of directors to accommodate the nominee(s) of the Purchaser;

(iii)	to revoke all existing authorities to bankers in respect of the operation of the Company’s bank accounts; and

(iv)	to give authority in favour of such persons as shall be nominated by the Purchaser as the persons authorised to operate, co-sign and/or authorise, as the case may be, the Company’s bank accounts.

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Schedule 4
Warranties Given by the Sellers

1.	Corporate Information

1.1	Incorporation

The Company is a company duly incorporated and validly existing under the Laws of Seychelles.

1.2	The Sale Shares and the Company

1.2.1	The Sellers are the legal and beneficial owners and the registered holders of the relevant Sale Shares, free and clear of any Encumbrances whatsoever and the Sellers have the right to exercise all voting rights and other rights over the Sale Shares.

1.2.2	The Sale Shares constitute one hundred percent (100%) of the entire issued and paid-up share capital of the Company as at the Closing Date.

1.2.3	The Sellers are entitled to sell and transfer the full legal and beneficial interest in the Sale Shares to the Purchaser on the terms of this Agreement.

1.2.4	The Sale Shares have been properly and validly issued and allotted and are fully paid or credited as fully paid.

1.2.5	The Sale Shares have not been and are not listed on any stock exchange or regulated market.

1.2.6	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of the Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.2.7	The particulars contained in Schedule 1A (Particulars of the Company) are true, accurate and not misleading.

1.2.8	The Company has not given a power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or to do anything on its behalf.

1.2.9	The Company has not been involved in any corporate or group restructuring, including by way of merger, demerger or hive-down of assets, during the last five (5) years and no such restructuring is currently taking place or envisaged.

1.3	Constitutional Documents, Corporate Registers and Minute Books

1.3.1	There are no and have not been any, breaches by the Company of its constitutional documents.

1.3.2	The registers, statutory books, books of account and other records of whatsoever kind of the Company which are required to be maintained under applicable Laws:

(ii)	are up-to-date;

(ii)	are maintained in accordance with applicable Laws on a proper and consistent basis; and

(iii)	contain complete and accurate records of all matters required to be dealt with in such books and records.

1.3.3	All registers, books and records referred to in Paragraph 1.3.2 of this Schedule 4 and other documents (including copies of all subsisting agreements to which the Company is a party) which are the property of the Company or ought to be in its possession are in the possession (or under the control) of the Company and no notice or allegation that any of such books and records is incorrect or should be rectified has been received.

1.3.4	All fillings, accounts, publications, registrations, documents, returns and other formalities required by applicable Laws to be delivered or made by the Company have been duly delivered or made on a timely basis.

2.	Disclosure of Information

All information contained in this Agreement and all other information in writing (whether legal, financial or otherwise) which has been or will be given by the Sellers or the Company or on behalf of the Sellers or the Company or by any of the directors or officials or professional advisers of the Sellers or the Company to any of the employees or advisers or consultants of the Purchaser in the course of the negotiations leading to this Agreement was when given and is now, or when given after the execution of this Agreement will be, true, complete and accurate in all respects and there is no fact, matter or circumstances not disclosed in writing to the Purchaser which renders any such information untrue, inaccurate or misleading or the disclosure of which might reasonably affect the willingness of the Purchaser to enter into this Agreement or purchase the Sale Shares or the price at or terms upon which the Purchaser would be willing to purchase them.

3.	Financial Obligations

3.1	Financial Facilities and Guarantees

3.1.1	Save and except where disclosed by the Sellers to the Purchasers in writing, there are no loans, guarantees, indemnities, suretyships, letters of comfort, Encumbrances or unusual liabilities (whether or not legally binding) given, made or incurred by or on behalf of the Company (and, in particular, no loans have been made by or on behalf of the Company to any directors or shareholders of the Company) and no director or other person has given any guarantee of or security for any financial or other obligation of the Company.

3.1.2	The Company has not borrowed or raised any money or taken any financial facility, or repaid or agreed to repay any loan capital or borrowed moneys in whole or in part or by reason of any default by it in its obligations become bound or liable to be called upon to repay prematurely any loan capital or borrowed moneys.

3.2	Borrowing Limits

3.2.1	The amounts borrowed by the Company under overdraft facilities do not exceed applicable overdraft limits.

3.2.2	The amounts borrowed by the Company do not exceed any limitation on its borrowings contained in its constitutional documents or in any agreement or instrument binding upon it.

3.3	Off-Balance Sheet Financing

The Company does not have outstanding any loan capital, nor has it factored, discounted or securitised any of its receivables, nor has it engaged in any financing of a type which would not be required to be shown or reflected in the Company’s accounts.

3.4	No Undisclosed Liabilities

The Company has no liabilities, obligations or contingencies of any kind, whether absolute, contingent, unaccrued, asserted or unasserted, or otherwise.

4.	Assets

4.1	Ownership of Assets

All assets included in the Company’s accounts or acquired by the Company, other than the assets disposed of or realised in the Ordinary Course of Business:

4.1.1	are legally and beneficially owned by the Company;

4.1.2	are, where capable of possession, in the possession or under the control the Company;

4.1.3	are free from Encumbrances; and

4.1.4	are not the subject of any factoring arrangement, conditional sale or credit agreement.

4.2	Debts

None of the debts receivable or due to the Company which are included in the Company’s accounts or which have subsequently arisen:

4.2.1	has been outstanding for more than three (3) months from its due date for payment; or

4.2.2	has been released on terms that the debtor has paid less than the full value of its debt,

and all such debts have realised or will realise in the normal course of collection their full value as included in the accounts or books of the Company after taking into account the provision for bad and doubtful debts made in the Company’s accounts or books. For the avoidance of doubt, a debt shall not be regarded as realising its full value to the extent that it is paid, received or otherwise recovered in circumstances in which such payment, receipt or recovery is or may be void, voidable or otherwise liable to be reclaimed or set aside.

5.	Intellectual Property

5.1	Definitions

For the purposes of this Paragraph 5 of this Schedule 4:

5.1.1	“Business IP” means all Intellectual Property which has in the last two (2) years been used or intended to be used in connection with the business of the Company;

5.1.2	“Business IT” means all Information Technology which is owned by the Company in connection with the business of the Company;

5.1.3	“Information Technology” means computer systems, communication systems, software and hardware;

5.1.4	“Intellectual Property” means all patents, utility models, rights to inventions (or improvements upon or additions to an invention, and any research effort relating to such inventions), copyright and neighbouring and related rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, Confidential Information (including Know-how and trade secrets) and data, moral rights and all and other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection that subsist or will subsist now or in the future in any part of the world;

5.1.5	“Know-how” means confidential industrial and commercial information and techniques in any form including drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers;

5.1.6	“Licenced Business IP” means any Business IP other than the Owned Business IP; and

5.1.7	“Owned Business IP” means any Business IP which is owned by the Company.

5.2	Ownership etc.

The Sellers warrant that:

5.2.1	all Business IP is either legally and beneficially owned by the Company or lawfully used with the consent of the owner under a licence;

5.2.2	all Owned Business IP is not being infringed or attacked or opposed by any person; and

5.2.3	all Owned Business IP is not subject to any Encumbrance or any licence or authority in favour of another,

and no claims have been made and no Intellectual Property applications are pending which if pursued or granted might be material to the truth and accuracy of any of the above.

5.3	Registered Intellectual Property

All applicable fees which are due and steps which are required for the maintenance and protection of all Owned Business IP (which are registered or the subject of applications for registrations) have been paid and taken.

5.4	Validity

The Owned Business IP and any right therein is (or, in the case of pending applications, will be) valid and enforceable.

5.5	Infringement of Third-Party Rights in Intellectual Property

The processes employed and the products and services dealt in by the Company do not infringe upon any rights or interests of third parties in Intellectual Property and no claims of infringement of any such rights or interests have been made, or to the knowledge of the Sellers, have been threatened, by any third party.

5.6	Know-how

There has been no misuse of Know-how by the Company and the Sellers have not made any disclosure of Know-how to any person other than the Purchaser, except properly and in the Ordinary Course of Business and on the basis that such disclosure is to be treated as being of a confidential character.

5.7	Loss of Intellectual Property Rights

Neither entering into, nor compliance with, nor completion of this Agreement will, or is likely to result in a breach of, or give any third party a right to terminate or vary any licence to use any of the Licenced Business IP.

5.8	No Assertion of Moral Rights

No moral rights have been asserted or are likely to be asserted which would affect the use of any of the Business IP.

5.9	Sufficiency of Business IP

The Business IP comprises all the rights and interests in Intellectual Property necessary or convenient for the carrying on of the business of the Company in the manner in and to the extent to which it is presently conducted.

5.10	Information Technology

5.10.1	Each of the Business IT (including the Company’s multi-level marketing software (“MLM Software”)) is owned by the Company and is free from any Encumbrances whatsoever. For the avoidance of doubt, the MLM Software includes the following:

(i)	the Binary MLM Software;

(ii)	the Monoline MLM Software; and

(iii)	the Blended Binary MLM Software.

5.10.2	The Business IT is in good working order in all material respects. The present capacity and performance of the Business IT is sufficient to satisfy the current and reasonably projected business requirements (including requirements as to data volumes) of the Company.

5.10.3	There are, and in the past two (2) years there have been, no performance reductions or breakdowns of, or logical or physical intrusions to, any Business IT or losses of data which have had (or are having) a material adverse effect on the business of the Company and the Sellers are not aware of any fact or matter which may give rise to such a material adverse effect.

5.10.4	The Company has in place procedures which are in accordance with current best industry practices:

(i)	to prevent unauthorised access to and the introduction of viruses and other contaminants into the Business IT;

(ii)	to take and store on-site and off-site back-up copies of the software and data in the Business IT; and

(iii)	to ensure that the business of the Company can continue without material disruption in the event of any breakdown or performance reduction of the Business IT or loss of data, whether due to a natural disaster, power failure or otherwise.

5.10.5	In the event that the persons providing maintenance or support services for the Business IT cease to provide such services, the Company has all the necessary rights, expertise and information to continue to maintain and support or have a third party maintain and support the Business IT.

6.	Contractual Agreements

6.1	Capital Commitments

There are no capital commitments entered into or proposed by the Company.

6.2	Contracts

6.2.1	The Company is not a party to or subject to any contract, transaction, arrangement, understanding, obligation or liability which:

(i)	is of an unusual or abnormal nature or not on an arm’s length basis in the Ordinary Course of Business);

(ii)	is of a loss-making nature (that is, known to be likely to result in loss on completion or performance);

(iii)	cannot readily be fulfilled or performed on time without undue, or unusual, expenditure of money or effort;

(iv)	involves payment by reference to fluctuations in the index of retail prices, or any other index, or in the rate of exchange for any currency;

(v)	restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit; or

(vi)	involves, or is likely to involve, obligations or liabilities, which by reason of their severe nature or large magnitude, ought reasonably to be made known to an intending purchaser of the Sale Shares.

6.2.2	There are no agreements concerning the Company which can be terminated or which have been terminated or under which the rights of any person are liable to be materially adversely affected as a result of a change in control or shareholding of the Company or in the composition of the board of directors of the Company.

6.3	Joint Ventures, Partnerships etc.

The Company is not, and has not agreed to become a member of any joint venture, consortium, partnership or other unincorporated association; and the Company is not, and has not agreed to become, a party to any agreement or arrangement for participating with others in any business sharing commissions or other income.

6.4	Agreements with Connected Persons etc.

6.4.1	There is no indebtedness (actual or contingent) nor any indemnity, guarantee or security arrangement between the Company and any current or former employee, current or former director or any person connected with any of such persons.

6.4.2	There are no existing contracts, arrangements or understandings whether legally binding or not between, on the one hand, the Company and, on the other hand, the Sellers or any person connected with the Sellers.

6.4.3	The Company has not been a party to any contract, arrangement or understanding with any current or former employee or current or former director of the Company or any person connected with any of such persons, or in which any such person is interested (whether directly or indirectly).

6.5	Compliance with Agreements

6.5.1	All contracts and agreements of whatever nature to which the Company is a party are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by all the parties thereto and there are no circumstances likely to give rise to any breach of such terms.

6.5.2	There are no grounds for rescission, avoidance or repudiation of any such contracts referred to in Paragraph 6.5.1 of this Schedule 4 and no notice of termination or of intention to terminate has been received in respect of any of them.

6.6	Effect of Sale and Purchase of the Sale Shares

Neither entering into, nor compliance with, nor completion of this Agreement will, or is likely to result in a breach or cancellation of, or give any third party a right to terminate or vary, or result in any Encumbrance under, any contract or arrangement to which the Company is a party or by which the Company or its property or assets may be bound or affected or violate any Laws or any order, writ, injunction or decree of any Governmental Authority affecting the Company.

7.	Employees and Employee Benefits

7.1	Employees and Terms of Employment

7.1.1	All existing contracts of service with directors (if any) or employees of the Company and all consultancy agreements entered into by the Company have been disclosed in writing to the Purchaser.

7.1.2	All contracts of service with directors (if any) or employees of the Company, and consultancy agreements with the Company, can be terminated with three (3) months’ notice or (where not reduced to writing) by reasonable notice without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

7.1.3	No changes to any of the contracts or agreements with the directors (if any) and employees of the Company referred to in Paragraph 7.1.1 of this Schedule 4 has been made or proposed whether by the Company or any employee, director or consultant since its disclosure in writing to the Purchaser.

7.2	Liabilities to and for Employees

7.2.1	There are no amounts owing to any present or former directors or employees of the Company and no directors or employees of the Company has given or been given notice terminating its contracts of employment.

7.2.2	Save to the extent (if any) to which provision or allowance has been made in the Company’s accounts, the Company has not made, nor has it agreed to make, any payment to or provided, or agreed to provide any benefit for any present or former director or employee outside of their terms of employment.

7.2.3	The Company does not have any outstanding undischarged liability to pay to any Governmental Authority any Taxation, contribution or other impost arising in connection with the employment or engagement of employees or directors by it.

7.2.4	Save to the extent (if any) to which provision or allowance has been made in the Company’s accounts:

(ii)	no liability has been incurred by the Company for breach of any contract of service or for services, for redundancy payments (including protective awards) or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee, nor, to the knowledge of the Sellers, has any present or former director or employee of the Company threatened to make any such claim; and

(ii)	no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

7.2.5	There are no claims pending or threatened, or capable of arising, against the Company:

(ii)	by an employee or workman or third party, in respect of an accident or injury; or

(ii)	by an employee or director in relation to his terms and conditions of employment or appointment.

7.3	Share Incentive

The Company does not have in existence nor is proposing to introduce any share incentive scheme, share option scheme or profit-sharing scheme for all or any of its directors or employees.

7.4	Pensions

The Company does not have a pension or other scheme pursuant to which it makes or could become liable to make payments for providing retirement, death, disability and/or life assurance.

8.	Legal Matters

8.1	Compliance with Laws

8.1.1	The Company has carried on its business in accordance with all applicable Laws (including those relevant to the relations between it and its employees, personal data protection, anti-corruption and anti-money laundering and counter financing of terrorism) and there is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any Governmental Authority outstanding or anticipated against the Company which may have an adverse effect upon its assets or business.

8.1.2	The Company has not received any notice or other communication (official or otherwise) during the past two (2) years from any Governmental Authority with respect to an alleged, actual or potential violation and/or failure to comply with any such applicable Laws, or requiring it to take or omit any action.

8.2	Licences and Consents

8.2.1	All licences, consents, Authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities (“Licences”) necessary for the carrying on of the businesses of the Company as now carried on, have been obtained and neither the Company, nor any of its officers or employees has committed any criminal offence or any breach of the requirements or conditions of any Law or other obligation relating to the Company or the carrying on of its business.

8.2.2	There is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification or revocation of any Licence.

8.2.3	None of the Licences has been breached or is likely to be suspended, modified or revoked (whether as a result of the entry into or completion of this Agreement or otherwise).

8.3	Litigation

8.3.1	Current Proceedings

The Company is not involved, whether as plaintiff or defendant, or otherwise engaged in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (other than as plaintiff in the collection of debts arising in the Ordinary Course of Business).

8.3.2	Pending or Threatened Proceedings

There is currently no claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration which is pending or threatened by or against the Company.

8.3.3	Circumstances Likely to Lead to Claims

There are no investigations, disciplinary proceedings or other circumstances likely to lead to any claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration.

8.3.4	No Court Orders etc.

Neither the Sellers nor the Company, nor any of the assets or operations which they own or in which they are interested, is subject to any continuing injunction, judgment or order of any court, arbitrator, governmental agency or regulatory body, nor is the Company in default under any order, Licence, regulation or demand of any governmental agency or regulatory body or with respect to any order, suit, injunction or decree of any court.

8.4	Insolvency etc.

8.4.1	No application or order has been made or petition presented, or resolution passed or meeting convened for the winding up of the Company, nor has any distress, execution or other process been levied against the Company.

8.4.2	The Company is not insolvent and no receiver and/or manager, special administrator, trustee or any other similar officer has been appointed over any asset or undertaking of the Company and no such appointment has been threatened.

8.4.3	The Company is not in liquidation and no proceedings have been brought or threatened for the purpose of winding up the Company.

8.4.4	There are no facts, matters or circumstances which exist that will give any person the right to apply to liquidate or wind up the Company.

8.4.5	No composition in satisfaction of the debts of the Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

8.5	Powers of Attorney

The Company has not given a power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or to do anything on its behalf.

9.	Insurance

9.1	Particulars of Insurances

All the assets of the Company which are capable of being insured have at all material times been and are insured to the full replacement value thereof against fire, accident, physical loss or damage and other risks normally insured against by companies carrying on similar businesses or owning assets of a similar nature.

9.2	Details of Policies

In respect of the insurance policies referred to in Paragraph 9.1 of this Schedule 4:

9.2.1	all premiums and any related insurance premium taxes have been duly paid to date;

9.2.2	all the policies are in full force and effect;

9.2.3	no act, omission, misrepresentation or non-disclosure by or on behalf of the Company has occurred which makes any of these policies void, voidable or unenforceable;

9.2.4	no circumstances have arisen which would render any of the policies void or unenforceable for illegality or otherwise;

9.2.5	there has been no breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the policies or to terminate any policy;

9.2.6	there are no special or unusual limits, terms, exclusions or restrictions in any of the policies that are outside the customs and practices of companies conducting operations similar to the Company; and

9.2.7	the premiums payable are not in excess of the customary rates and no circumstances exist which, to the knowledge of the Sellers, are likely to give rise to any increase in premiums.

9.3	Insurance Claims

9.3.1	There have been no insurance claims made during the past two (2) years.

9.3.2	No insurance claim is outstanding and no circumstances exist which, to the knowledge of the Sellers, are likely to give rise to any insurance claim.

9.4	Claims Refused

No insurance claim has been refused or settled below the amount claimed.

10.	Taxation Matters

10.1	Returns, Information and Clearances

10.1.1	All returns, computations and notices which are or have been required to be made or given by the Company for any Taxation purpose (a) have been made or given within the requisite periods and on a proper basis and are up-to-date and (b) none of them is, or is likely to be, the subject of any dispute with any Tax Authority.

10.1.2	All information required to be provided to the applicable Tax Authority has been provided within the requisite period and is accurate.

10.1.3	There is no liability (whether accrued, contingent or future) to any Taxation in respect of which a claim could be made in respect of the Company (other than as specifically provided in the Company’s accounts) and there are no circumstances likely to give rise to such a liability and in particular (but without limitation) there exists no grounds for any claim for any Taxation against the Company under the provisions of any Law relating to Taxation or whereby the Company may be held liable for any Taxation chargeable against any other person.

10.2	No Dispute with Tax Authority

The Company is not involved in any dispute with any Tax Authority concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of the Company to any Taxation or other sums imposed, charged, levied or payable under the provisions of any Law relating to Taxation.

10.3	Compliance with Laws in relation to Taxation

The Company has complied with and is in compliance with all applicable Laws in relation to Taxation.

10.4	Penalties and Interest

10.4.1	The Company has paid all Taxation for which it is liable to account to the relevant Tax Authority on the due date for payment thereof and is under no liability to pay any penalty or interest in connection therewith.

10.4.2	The Company has not nor had any director or officer of the Company paid, or become liable to pay, any fine, penalty or interest charged by virtue of any statutory provision relating to Taxation of the Company.

10.5	Taxation Claims, Liabilities and Reliefs

10.5.1	The Company has not paid, nor will it become liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding thereto) in consequence of the failure by it or any other person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Closing.

10.5.2	The Company has not been the subject of an investigation, discovery or access order by or involving any Tax Authority and there are no circumstances existing which make it likely that an investigation, discovery or order will be made.

10.5.3	No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any Taxation has been claimed and/or given to the Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at or at any time after Closing.

10.5.4	The Company does not own, nor has it agreed to acquire, any asset, nor has it received or agreed to receive any services or facilities (including the benefit of any licences or agreements), the consideration for the acquisition or provision of which was or will be in excess of its market value, or otherwise than on an arm’s length basis.

10.5.5	The Company has not disposed nor has it agreed to dispose of any asset, nor has it provided or agreed to provide any services or facilities (including the benefit of any licences or agreements), the consideration for the disposal or provision of which was or will be less than its market value, or otherwise than on an arm’s length basis.

10.5.6	The Company has not incurred a loss on the disposal or deemed disposal of any asset in relation to which its ability to set the whole of that loss against any chargeable gain arising in the same or a later accounting period is or may be restricted or excluded.

10.5.7	No asset owned by the Company has at any time since its acquisition by the Company been subjected to a reduction in value such that any allowable loss arising on its disposal is likely to be reduced or eliminated or any chargeable gain arising on its disposal is likely to be increased.

10.6	Company Residence

The Company has been resident for tax purposes in Seychelles and nowhere else at all times since its incorporation and will be so resident at Closing.

10.7	Deductions / Collections from Payments

The Company has complied in all respects with all statutory provisions relating to Taxation and where applicable has required the deduction of Tax from any payment made by it or has collected the required Tax for any payment received by it, and has properly accounted for any such Tax which ought to have been accounted for.

10.8	Anti-Avoidance Provisions

The Company has not since its incorporation engaged in, or been a party to, any transaction or series of transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was or could be said to be, the avoidance of, or deferral of or a reduction in the liability to, Taxation.

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This Agreement has been entered into on the date stated at the beginning.

THE SELLERS

SIGNED by
LOH CHEE KEONG
/s/ Loh Chee Keong

SIGNED by
YAO YI LING
/s/ Yao Yi Ling

SIGNED by
LIM HUI SING
/s/ Lim Hui Sing

THE PURCHASER

SIGNED by
for and on behalf of
STARBOX INTERNATIONAL LTD.	/s/ Choo Keam Hui

	Name:	Choo Keam Hui
	Designation:	Director

THE ISSUER

SIGNED by
for and on behalf of
STARBOX GROUP HOLDINGS LTD.	/s/ Lee Choon Wooi

	Name:	Lee Choon Wooi
	Designation:	Chief Executive Officer

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